Exhibit 99.1
2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE February 27, 2013	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Fourth Quarter and Year End 2012 Results

HOUSTON, TX – (February 27, 2013) Cal Dive International, Inc. (NYSE: DVR) generated a fourth quarter 2012 loss of $4.4 million, or $0.05 per diluted share, excluding a $4.0 million after-tax non-cash charge related to the marked-to-market adjustment of the derivative liability for the Company's convertible debt, a $4.1 million after-tax non-cash fixed asset impairment charge, as well as two non-cash income tax adjustments totaling $6.6 million.  For the fourth quarter 2012, the Company reported EBITDA of $13.5 million compared to $12.8 million for the fourth quarter 2011.  Including the charges above, the Company reported a fourth quarter 2012 loss of $19.1 million, or $0.21 per diluted share, compared to a loss of $8.8 million, or $0.10 per diluted share, for the fourth quarter 2011.

Excluding the charges discussed above, the improvement in results is primarily attributable to the Company's West Africa operations and higher activity in Mexico.  Additionally, higher activity for the Company's multi-service vessel, Uncle John, which worked the entire fourth quarter 2012, benefited the quarterly results.  The Uncle John was in drydock for two months during the fourth quarter 2011.  These improvements were offset by lower activity and margins in Australia during the fourth quarter 2012 compared to 2011 as the prior year included diving activity from the highly profitable Gorgon project which has been completed.

The Company reported a full year 2012 loss of $65.0 million, or $0.70 per diluted share compared to a full year 2011 loss of $66.9 million, or $0.73 per diluted share.  Included in these losses are non-cash after-tax impairment charges of $19.7 million during 2012 and $30.4 million during 2011.  Excluding these non-cash impairment charges, a full year 2012 after-tax non-cash gain of $1.4 million related to the marked-to-market adjustment of the Company's convertible debt and the tax related adjustments discussed above, the Company generated a loss of $40.2 million, or $0.43 per diluted share, for 2012 compared to a loss of $36.5 million, or $0.40 per diluted share, in 2011.  Neither of the tax adjustments recorded during the fourth quarter of 2012 will impact cash taxes for 2013.  The Company reported full year 2012 EBITDA of $23.3 million compared to $40.6 million for full year 2011.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, "We were pleased to wrap up a challenging 2012 with our best quarterly operating results of the year.  Our international activity remained strong and our domestic working season held up reasonably well during the quarter.  The market in 2012 presented many challenges but we feel confident heading into 2013 that we will see the financial benefits of our cost restructuring efforts, an improving domestic market and continued strong international activity.  Regarding the first quarter 2013, the winter season will limit opportunities in the Gulf of Mexico but we anticipate significant financial improvement from last year since the Uncle John and Kestrel will not be in drydock as they were in the first quarter 2012.  The Kestrel is booked for the entire quarter on its charter in Mexico and the Uncle John is expected to have good utilization during the quarter.  In addition, we expect to realize a full quarter of cost savings from our initiatives in the latter part of 2012."

Financial Highlights

•
Backlog:  Contracted backlog was $172 million as of December 31, 2012.  This compares to backlog of $178 million at December 31, 2011 and $224 million at September 30, 2012.  Of this backlog, $137 million relates to international work with the remainder relating to work in the U.S. Gulf of Mexico and 80% is expected to be earned in 2013.  Approximately $65 million of the backlog relates to work scheduled to be completed in the first quarter 2013 compared to $36 million that was in the December 31, 2011 backlog to be completed in the first quarter 2012.

•
Revenues:  Fourth quarter 2012 revenues increased by $19.0 million to $146.4 million as compared to fourth quarter 2011.  The increase is primarily attributable to higher activity in Mexico, the Company's joint venture work in West Africa that began in the second half of 2012 and increased utilization of the Uncle John.  These revenue increases were partially offset by a decrease in diving activity in Australia.

•
Gross Profit: Fourth quarter 2012 gross profit increased by $2.3 million to $10.1 million as compared to fourth quarter 2011.  The improvement in gross profit for the fourth quarter 2012 is primarily attributable to higher activity in Mexico, the results from the Company's West Africa operations and improvement in the U.S. Gulf of Mexico, specifically full utilization of the Uncle John during the quarter.  These improvements were offset by lower activity and margins in Australia.

•
SG&A: Fourth quarter 2012 SG&A increased by $0.1 million to $13.0 million as compared to fourth quarter 2011.  The increase is primarily due to higher domestic employee medical claims and legal costs associated with international operations offset by lower stock based compensation expense and headcount reductions relating to cost savings initiatives.  As a percentage of revenues, SG&A was 8.9% for the fourth quarter 2012 compared to 10.1% for the fourth quarter 2011.  The Company expects its quarterly SG&A to decrease during 2013 compared to 2012 due to its cost savings initiatives.

•
Interest Expense: Fourth quarter 2012 net interest expense increased by $1.8 million to $4.6 million as compared to fourth quarter 2011, primarily due to the non-cash interest expense relating to the accretion of the debt discount of the Company's convertible debt and higher average outstanding debt during the period.

Additionally, during the fourth quarter 2012, the Company recorded interest expense of $6.2 million for the marked-to-market adjustment in the fair value of the derivative liability related to the embedded conversion feature of the Company's convertible debt due to the increase in the Company's stock price.

•
Income Tax: The effective tax benefit rate for the fourth quarter 2012 was 4.1% compared to a tax benefit rate of 9.5% for the fourth quarter 2011.  The low benefit rate for fourth quarter 2012 is due to a $5.2 million non-cash income tax valuation allowance on foreign tax credits and foreign losses and a $1.4 million discrete period tax adjustment.  The benefit from these foreign tax credits could be realized in future periods as the Company generates profits.  The low effective tax benefit rate for the fourth quarter 2011 was primarily due to a tax reserve for a foreign uncertain tax position.

•
Balance Sheet:  As of December 31, 2012, total debt consisted of $86.25 million in convertible notes, $42.1 million under a term loan and $31.8 million outstanding under a revolving credit facility.  Cash and cash equivalents were $8.3 million, for a net debt position of $151.8 million at December 31, 2012, compared to net debt positions of $134.4 million at December 31, 2011 and $161.7 million at September 30, 2012.  The secured debt amount that is subject to financial covenants was $73.9 million at December 31, 2012 compared to $150.0 million at December 31, 2011.  Total debt presented on the consolidated balance sheet is net of a debt discount of $22.8 million on the Company's convertible debt.  The increase in amounts outstanding under the revolving credit facility at the end of 2012 compared to 2011 is due to increased international activity and the funding of associated working capital requirements.

Further details will be provided during Cal Dive's conference call, scheduled for 9:00 a.m. Central Time tomorrow, February 28, 2013.  The teleconference dial-in numbers are:  (800) 329-9097 (domestic), (617) 614-4929 (international), passcode 87551212. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com. A replay of the call will also be available from the Investor Relations-Audio Archives page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of surface and saturation dive support vessels and construction barges.

CAUTIONARY STATEMENT

This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including intense competition in the Company's industry, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES Condensed Consolidated Statements of Operations (in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenues	$146,396	$127,434	$464,847	$479,811
Cost of sales	136,318	119,646	467,135	465,545
Gross profit (loss)	10,078	7,788	(2,288)	14,266
Selling and administrative expenses	13,026	12,907	52,934	59,181
Asset impairment	6,224	1,561	28,756	38,199
(Gain) loss on sale of assets	(18)	68	(3,363)	(3,670)
(Recovery of) doubtful accounts	-	-	-	(2,240)
Operating loss	(9,154)	(6,748)	(80,615)	(77,204)
Interest expense, net	4,643	2,815	14,786	9,227
Interest expense - adjustment to conversion feature of convertible debt	6,218	-	(2,139)	-
Other (income) expense, net	285	127	(178)	337
Loss before income taxes	(20,300)	(9,690)	(93,084)	(86,768)
Income tax benefit	(834)	(919)	(24,739)	(19,871)
Net loss	(19,466)	(8,771)	(68,345)	(66,897)
Loss attributable to noncontrolling interest	(374)	-	(3,316)	-
Loss attributable to Cal Dive	$(19,092)	$(8,771)	$(65,029)	$(66,897)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.21)	$(0.10)	$(0.70)	$(0.73)

Weighted average shares outstanding:
Basic and diluted	92,757	91,785	92,751	91,742

Other financial data:
Depreciation and amortization	$15,037	$15,524	$61,581	$66,692
Non-cash stock compensation expense	1,277	2,400	7,762	9,563
EBITDA	13,533	12,779	23,267	40,602

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2012	2011
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$8,343	$15,598
Accounts receivable, net	135,205	132,852
Other current assets	36,361	32,482
Total current assets	179,909	180,932

Net property and equipment	423,536	496,771

Other assets, net	27,228	27,237
Total assets	$630,673	$704,940

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$73,480	$78,277
Other current liabilities	37,995	36,775
Current maturities of long-term debt	4,219	6,000
Total current liabilities	115,694	121,052

Long-term debt	133,116	144,000
Derivative liability for conversion feature of convertible debt	22,456	-
Other long-term liabilities	91,132	110,247
Total liabilities	362,398	375,299

Total equity	268,275	329,641

Total liabilities and equity	$630,673	$704,940

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended December 31, 2012 and 2011
(in thousands)

       In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

       The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

       The following table presents a reconciliation of EBITDA to income (loss) attributable to Cal Dive, which is the most directly comparable GAAP financial measure of the Company's operating results:

(all amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
EBITDA (unaudited)	$13,533	$12,779	$23,267	$40,602

Less: Depreciation & amortization	15,037	15,524	61,581	66,692
Less: Income tax benefit	(834)	(919)	(24,739)	(19,871)
Less: Net interest expense	4,643	2,815	14,786	9,227
Less: Interest expense - conversion feature adjustment	6,218	-	(2,139)	-
Less: Non-cash stock compensation expense	1,277	2,400	7,762	9,563
Less: Severance charges	60	169	2,289	3,689
Less: Non-cash impairment charges	6,224	1,561	28,756	38,199
Loss Attributable to Cal Dive	$(19,092)	$(8,771)	$(65,029)	$(66,897)

	As of 12/31/12
Total debt (1)	$160,103
Less: cash	(8,343)
Net debt	$151,760

(1) Total debt consists of outstanding balances on the revolver and term loan and the principal amount of convertible debt.